Exhibit 3.6

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Forex International Trading Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 5(b)(ii) of the Certificate of Designation shall be amended and restated as follows: if the ,Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price (see Exhibit A)

5. Effective date of filing: (optional)	November 8, 2012
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State NRS Amend Designation - After
This form must be accompanied by appropriate fees.	Revised: 3-6-09

Exhibit A

shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.